Contact:

Sylvia M. Smith

Vice President and Acting CFO

734 414-4816

PERCEPTRON ANNOUNCES SECOND QUARTER FISCAL 2014

FINANCIAL RESULTS

BACKLOG GROWS TO RECORD LEVEL

ON STRONG QUARTERLY BOOKINGS

Plymouth, Michigan, February 12, 2014 – Perceptron, Inc. (NASDAQ: PRCP) today announced its results for the second quarter of its fiscal year 2014 that ended December 31, 2013.

Net sales in the second quarter of fiscal year 2014 were $12.5 million with a net loss of $407,000, or ($0.05) per diluted share, compared to net sales of $13.2 million and net income of $184,000, or $0.02 per diluted share in the 2013 second fiscal quarter. Bookings during the quarter were $17.0 million, or approximately 40.5% higher than in the second quarter of fiscal year 2013 and were strong in all geographic regions. Backlog grew to a record $40.4 million, surpassing the previous record quarterly backlog of $35.9 million achieved in the first quarter of fiscal year 2014.

Net sales in the first half of fiscal year 2014 were $24.9 million with a net loss of $995,000, or ($0.11) per diluted share, compared to net sales of $25.4 million and net income of $839,000, or $0.10 per diluted share in the first half of fiscal 2013. Included in the six months ended December 31, 2012, was a $26,000 gain, net of taxes, from the discontinued operations of the Company’s Commercial Products Business Unit that was sold in August 2012.

Jeff Armstrong, President and Chief Executive Officer, commented, “Reported results for the second quarter and first half of fiscal 2014 were not reflective of Perceptron’s strong competitive position or our longer-term prospects. In fact, with backlog at a record $40.4 million, we expect significantly higher sales in the second half of our 2014 fiscal year compared to the first six months of the year as we deliver on scheduled shipments and begin to partially work down that record backlog. In particular, we have a large number of shipments and installations scheduled in Europe, a challenge we believe our team is prepared to handle successfully. Sales for the full fiscal year are expected to be in the same range as fiscal 2013 and we also expect a profitable fiscal year 2014.”

Armstrong added, “Our confidence in our full-year outlook is driven by the positive reception our products continue to receive in our core automotive markets. Over the past several months, we have been recognized by several auto manufacturers for the contributions our systems make to improving the quality of their vehicles while enabling lower production costs.”

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

February 12, 2014

Highlights of Operations

Geographic information on sales, bookings and backlog for the Company from continuing operations in fiscal years 2014 and 2013 is shown in the tables that follow:

SALES (in millions)

	Second Quarter Ending December 31			Six months Ending December 31
	Fiscal 2014	Fiscal 2013	Change	Fiscal 2014	Fiscal 2013	Change
Geographic Region
Americas	$4.4	$5.0	$(0.6)	$9.2	$10.3	$(1.1)
Europe	5.7	5.2	0.5	10.3	9.3	1.0
Asia	2.4	3.0	(0.6)	5.4	5.8	(0.4)
Total Sales	$12.5	$13.2	$(0.7)	$24.9	$25.4	$(0.5)

BOOKINGS (in millions)

	Second Quarter Ending December 31			Six months Ending December 31
	Fiscal 2014	Fiscal 2013	Change	Fiscal 2014	Fiscal 2013	Change
Geographic Region
Americas	$6.4	$3.6	$2.8	$10.1	$6.7	$3.4
Europe	5.4	6.0	(0.6)	15.1	12.9	2.2
Asia	5.2	2.5	2.7	9.7	5.2	4.5
Total Bookings	$17.0	$12.1	$4.9	$34.9	$24.8	$10.1

Note: the level of new order bookings fluctuates from quarter to quarter and is not necessarily indicative of the future operating performance of the Company.

BACKLOG (in millions)

	Second Quarter Ending December 31
	Fiscal 2014	Fiscal 2013	Change
Geographic Region
Americas	$9.1	$8.7	$0.4
Europe	17.9	13.5	4.4
Asia	13.4	7.5	5.9
Total Backlog	$40.4	$29.7	$10.7

Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

Second Quarter Results

Sales of $12.5 million in the current second quarter decreased $700,000 compared to sales of $13.2 million in the second quarter a year ago. The $500,000 sales increase in Europe was offset by small declines in the Americas and Asia. The strength of the Euro this quarter compared to the same quarter a year ago increased sales by approximately $280,000. The Company’s sales levels fluctuate from quarter to quarter due to requested delivery schedules from our customers.

Bookings in all geographic regions were strong in the second quarter of fiscal 2014 and represented significant increases in the Americas and Asia when compared to the same quarter a year ago. Europe’s bookings decreased $600,000 when compared to the high second quarter fiscal year 2013 bookings of $6.0 million. The stronger Euro in the current quarter mitigated the bookings decrease by approximately $420,000.

February 12, 2014

The $40.4 million backlog at December 31, 2013, represented a record level quarterly backlog for the Company. Backlog was $10.7 million or 36.0% higher than the second quarter a year ago and reflected increases in all geographic regions, with the most significant increases occurring in Asia and Europe.

The gross margin percentage was comparable at 39.7% of sales in the second quarter this year to 39.3% last year. In quarters where sales are soft, the gross margin percentage is normally lower due to the fixed nature of certain of the Company’s cost of goods sold. Gross margin was $5.0 million in the current quarter and decreased by approximately $223,000, or 4.3%, compared to the second quarter of last year due to the lower level of sales in the quarter.

Selling, general, and administrative (SG&A) expenses increased $142,000 or 4.1% compared to the second quarter of fiscal 2013. The effect of the stronger Euro relative to the U.S. dollar in the second quarter this year compared to the quarter last year represented approximately one third of the increase. Higher recruiting and relocation costs, and higher salary costs contributed to the increase.

Engineering, research and development expenses increased $49,000, or 3.1%, over the second quarter last year. The increase primarily resulted from higher salary and salary related costs.

The Company’s financial position remained strong at December 31, 2013, with cash and short-term investments at $34.0 million, no debt and shareholders’ equity at $6.70 per diluted share.

Quarterly Conference Call and Webcast

Perceptron, Inc. will hold its second quarter conference call and webcast chaired by Jeff Armstrong, President and Chief Executive Officer, on Thursday, February 13, 2014 at 10:00 AM (EST). Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=98005
Conference Call	888 539-3612 (domestic callers) or

719 325-2329 (international callers)

Conference ID	2071667

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM (EST) on Thursday, February 13, 2014.

Rebroadcast	888 203-1112 (domestic callers) or

719 457-0820 (international callers)

Passcode	2071667

A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®

Perceptron develops, produces, and sells non-contact 3D machine vision solutions for measurement, inspection, and robot guidance in industrial applications. Manufacturing companies throughout the world rely on Perceptron's hardware and software solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Perceptron also offers Value Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 240 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China, and India. For more information, please visit www.perceptron.com.

February 12, 2014

Safe Harbor Statement

Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2014, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products. When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “prospects” or similar expressions, we are making forward-looking statements. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2013. Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations. Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise. The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions. These projections are subject to change based upon a wide variety of factors, a number of which are discussed above. Certain of these new orders have been delayed in the past and could be delayed in the future. Because the Company's products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line. In addition, because the Company's products have shorter lead times than other components and are required later in the process, orders for the Company's products tend to be issued later in the integration process. A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers. Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. Dollar, Euro, Chinese Yuan and Japanese Yen. Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries. Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

--- Financial Tables Follow ---

February 12, 2014

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net Sales	$12,519	$13,229	$24,891	$25,377
Cost of Sales	7,543	8,030	15,628	14,581
Gross Profit	4,976	5,199	9,263	10,796
Operating Expenses
Selling, General and Administrative Expense	3,598	3,456	7,074	6,819
Engineering, Research and Development Expense	1,642	1,593	3,296	3,150
Operating Income (Loss)	(264)	150	(1,107)	827
Other Income and Expense
Interest Income, net	51	32	63	76
Foreign Currency and Other Expense	(245)	(299)	(249)	(153)
Income (Loss) from Continuing Operations Before Income Taxes	(458)	(117)	(1,293)	750
Income Tax Benefit	51	301	298	63
Income (Loss) from Continuing Operations	(407)	184	(995)	813
Discontinued Operations
Commercial Products Business Unit (net of $13 tax expense)	-	-	-	26

Net Income (Loss)	$(407)	$184	$(995)	$839

Basic Earnings (Loss) Per Common Share
Continuing operations	$(0.05)	$0.02	$(0.11)	$0.10
Discontinued operations	-	-	-	-
Net Income (Loss)	$(0.05)	$0.02	$(0.11)	$0.10

Diluted Earnings (Loss) Per Common Share
Continuing operations	$(0.05)	$0.02	$(0.11)	$0.10
Discontinued operations	-	-	-	-
Net Income (Loss)	$(0.05)	$0.02	$(0.11)	$0.10

Weighted Average Common Shares Outstanding
Basic	8,972	8,505	8,827	8,464
Diluted	8,972	8,569	8,827	8,541

February 12, 2014

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)
Condensed Balance Sheets	December 31,	June 30,
	2013	2013
Cash and Cash Equivalents	$18,121	$13,364
Short-term Investments	15,860	13,321
Receivables, net	12,368	22,266
Inventories, net	8,220	6,783
Other Current Assets	3,032	2,810
Total Current Assets	57,601	58,544

Property and Equipment, net	5,586	5,578
Long-term Investments	725	725
Deferred Tax Asset	9,134	9,298
Total Non-Current Assets	15,445	15,601

Total Assets	$73,046	$74,145

Accounts Payable	$1,626	$2,561
Deferred Revenue	6,881	6,496
Other Current Liabilities	4,426	8,193
Total Current Liabilities	12,933	17,250
Shareholders' Equity	60,113	56,895
Total Liabilities and Shareholders' Equity	$73,046	$74,145